Exhibit 10.2

PARAGON 28, INC.

CHIEF FINANCIAL OFFICER EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Paragon 28, Inc., 14445 Grasslands, Englewood, Colorado 80112 (“P28”) and Stephen M. Deitsch (“Employee”), effective September 28, 2020.

1. Employee shall serve as Chief Financial Officer. Employee is a fiduciary and shall use his full time to faithfully, with diligence, and to the best of his ability, experience, and talents, perform all the duties that may be required of his position. Employee shall be designated by the Board of Directors as an “Indemnified Officer” pursuant to Article X, Section 1 (c) of the Bylaws of P28, which designation shall not be changed. No bond shall be required of Employee.

2. Employee shall report to the Chief Executive Officer.

3. Employment shall be “At Will” and may be terminated by either P28 or Employee at any time with or without cause.

4. Employee shall not engage in any other employment, consulting, or other business activity without the written consent of the Chief Executive Officer. Employee may engage in charitable, civic, religious, political, and personal activities and, subject to prior approval of the Chief Executive Officer, serve as a member of the board of directors of non-competitive companies; provided that, in each such case or in the aggregate, such activities do not, in the reasonable judgment of the Chief Executive Officer, interfere with Employee’s ability to perform the duties of his position. Employee may make personal investments in non-competitive companies and may own up to 1% of any class of securities of any company in competition with P28 that is traded on a national securities exchange or through NASDAQ.

5. Employee shall receive an Annual Base Salary of $350,000, paid in once-every-two-weeks installments.

6. Employee may earn Quarterly Target Bonuses through the Net Invoice Price of sales in the United States as follows:

•	Sales at or exceeding Quarterly Target 1: $15,000 (“Quarterly Target 1 Bonus”), plus

•

Sales exceeding Quarterly Target 1: a percentage of $25,000 in proportion to the achievement of the difference in sales between Quarterly Target 1 and Quarterly Target 3, not to exceed $25,000 (“Quarterly Target 3 Bonus”).

7. Employee may earn Management by Objectives Bonuses of up to $15,000 each quarter by meeting financial and project objectives set and revised by the Chief Executive Officer from time to time at his discretion.

8. Employee may earn an annual bonus of up to $55,000 at the discretion of P28’s Board of Directors.

9. Employee shall receive non-qualified stock options to purchase from P28 a maximum of 100,000 shares of the common stock of P28 at the option price of $30.00 per share. The options remains at all times subject to the terms and provisions of P28’s Omnibus Stock Option and Award Plan and an Award Agreement to be signed by P28 and Employee. The options shall vest at the rate of 25,000 options each year for four years on September 28th of such years beginning in 2021. Upon termination of employment for any reason, no further options shall vest.

10. Beginning at the end of calendar year 2021, Employee shall be eligible to receive additional awards of non-qualified stock options, subject to the terms and provisions of P28’s Omnibus Stock Option and Award Plan and an Award Agreement, as such awards are granted to the C-Suite team of P28 at the discretion of P28’s Board of Directors, based upon the performance of P28.

11. Employee shall be eligible for P28’s Executive Benefits Plan including medical, dental, vision, life insurance, accident and disability plans, and 401(k) retirement savings plan.

12. P28 may reimburse certain employment-related business expenses, approved in advance, subject to P28’s policies and procedures. All expenses must be submitted for reimbursement with proper documentation not later than 60 days after the occurrence of the expense. Untimely expenses shall not be reimbursed.

13. Employee shall not directly or indirectly make any representation, statement, or disclosure of a material fact relating to or affecting P28’s interests or Products that is deceptive, misleading, incomplete or false in form or content. Any use of the P28 brand or Products on social media shall comply with this requirement and should be carefully reviewed. Employee may consult with P28’s Compliance Department for review prior to such postings.

14. Employee shall not engage in unlawful inducement, meaning the prohibitions of the federal Anti-Kickback Statute and any other applicable state anti-kickback statutes. Employee shall comply with all other applicable federal, state, and local laws and regulations in the solicitations of sales and provision of services hereunder, including those regulations promulgated by the Food & Drug Administration, the Health Insurance Portability and Accountability Act of 1996 as amended, the Physician Payment Sunshine Act provisions of the Patient Protection and Affordable Care Act, and all laws and regulations requiring Employee to possess any license, permit, or other documentation in order to lawfully carry out his duties hereunder. Employee shall keep himself aware of and in compliance with all changes in such laws and regulations. Employee shall comply with all applicable rules and regulations of P28, and the policies and procedures of P28 as are in effect from time-to-time, and meet all training requirements established by P28.

15. Employee acknowledges that P28 has certain reporting requirements under the federal law commonly referred to as the Physician Payments Sunshine Act. Employee must monthly report in writing to P28 any monies expended on Covered Recipients. Employee shall comply with the specific information requests and process requirements for such reporting and shall indemnify, defend, and hold P28 harmless from any claim brought by any third party arising from any failure of Employee to properly report hereunder. Employee agrees to fully comply with P28’s Physician Payment Sunshine Act Policy.

16. Employee represents that he has not been, and during the term of this Agreement shall not be: (i) sanctioned within the meaning of Social Security Act Section 1128A or any amendments thereof; (ii) convicted of violating the federal Stark law, federal False Claims Act, federal Anti-Kickback statute, federal Health Insurance and Portability Act provisions, federal Civil Monetary Penalties Law, federal Health Care Fraud Statute, Foreign Corrupt Practices Act, or similar state laws; or (iii) debarred, excluded, or suspended from participation in any federal or state health care program.

17. Employee represents that he has not had, and during the term of this Agreement shall not have, a complaint filed against him by any enforcement agency, which complaint alleges felony criminal acts of a violent nature; health care-related fraud, theft, or other financial misconduct; any offenses related to the delivery of items or services under Medicare, Medicaid, SCHIP, or other state health care programs; engaging in unlawful kickback arrangements; or any crime relating to the practice of medicine.

18. Employee represents that he is not a party to any agreement with a third party, or limited by a court order, containing a non-competition provision or other restriction which would preclude employment with P28 or any of the services which Employee will provide on P28’s behalf.

19. P28 does not permit the use of outside confidential information or trade secrets. Employee represents that he either does not have or shall not use confidential, proprietary, or trade secret information of a former employer, not affiliated with P28, in the performance of his duties. Employee shall immediately notify P28 in writing if any representation or warranty made in the Agreement becomes untrue.

20. Other than in the event of a Change of Control, in the event of a termination of this Agreement by P28 without just cause, Employee shall receive a severance payment of one month’s Base Salary for each full month employed by P28, up to a maximum of twelve months. In the event of a Change of Control during Employee’s employment, resulting in Employee’s termination of employment (excluding termination for theft or dishonesty) prior to or at closing, Employee shall receive additional compensation equal to the sum of one times Employee’s Annual Base Salary. Change of Control means (i) any public report or notice is filed with any authority in the United States, or any public announcement is made, that discloses that any person has become the beneficial owner, directly or indirectly, of 50 percent or more of the outstanding voting stock of P28; (ii) any person purchases securities pursuant to an offer for cash or exchange of securities to acquire any voting stock of P28 (or any securities convertible into voting stock of P28) and, immediately after consummation of that purchase, that person is the beneficial owner, directly or indirectly, of 50 percent or more of the outstanding voting stock of P28; (iii) the consummation of (a) a merger, stock exchange plan, consolidation, or reorganization of P28 with or into any other person if as a result of such merger, stock exchange plan, consolidation, or reorganization, less than 50 percent of the combined voting power of the then-outstanding securities of such other person immediately after such merger, consolidation, or reorganization are held in the aggregate by the holders of voting stock of P28 immediately prior to such merger, stock exchange plan, consolidation, or reorganization; (b) any sale, lease, exchange or other transfer of all or substantially all the assets of P28 and its consolidated subsidiaries to any other person if as a result of such sale, lease, exchange, or other transfer, less than 50 percent of the combined voting power of the then-outstanding securities of such other person immediately after such sale, lease, exchange, or other transfer are held in the aggregate by the holders of voting stock of P28 immediately prior to such sale, lease, exchange, or other transfer; or (c) a transaction immediately after the consummation of which any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act) would be the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of more than 50 percent of the outstanding voting stock of P28; or (iv) the dissolution of P28 is approved in accordance with the laws of the jurisdiction of formation of P28. In either event, such payment shall be made in exchange for a full release of any and all claims.

21. During the Term of this Agreement and all times after, Employee shall not disclose, use, or profit from any technological information relating to the design or fabrication of the Products or other confidential information of P28, including P28 sales agent and representative names and contact information, business and marketing plans and strategies, customer lists, financial data, processes, software, inventions, know-how, designs, formulas, test data, and pricing strategies or other subject matter pertaining to any business of P28, its customers, consultants, or licensees (collectively “Confidential Information”), other than strictly in accordance with the terms of this Agreement. Employee shall treat all Confidential Information with the highest level of care. The terms of this Agreement are Confidential Information and shall not be disclosed to any third parties other than Employee’s legal and financial advisors. Employee shall not allow the removal or defacement of any confidentiality or proprietary notice placed on the Products or other items of Confidential Information.

22. Employee may be involved in the design, development, evaluation, improvement, or other activities relating to P28’s products and business. Employee hereby absolutely and irrevocably transfers and assigns to P28 all of Employee’s right, title, and interest in all inventions, designs, improvements, discoveries, know-how, and other trade secrets, and all patents, copyrights, and other intellectual property interests (collectively “Intellectual Property”) developed during the term of his employment with P28. Employee shall promptly and fully disclose to P28 all such Intellectual Property. Employee shall assist P28, at P28’s expense, in obtaining patents and other registrations of Intellectual Property rights in the United States and in all foreign countries on all Intellectual Property deemed patentable or otherwise protectable by P28, and shall execute all documents and do all things reasonably necessary to obtain such Intellectual Property protection, vest P28 with full and exclusive titles to such Intellectual Property rights, and protect the rights against infringement by others. Employee acknowledges P28’s sole ownership of its product portfolio and all interests therein and acknowledges P28’s right to make, have made, use, sell, and market its products and the products of other third parties without obligation to him.

23. Upon termination of employment, Employee shall return to P28 all books, records, computers and computer files, products, Confidential Information, tools, equipment, electronics, and other material furnished by P28. P28 may set off the value of any unreturned items against any amounts due and owing Employee as of the date of termination of employment.

24. During employment and for one year following termination of employment, Employee shall not become employed by, provide any services to, or participate in the solicitation of sales for any company that P28 deems may be directly or indirectly competitive with P28 in the United States.

25. During employment and for one year following termination of employment, Employee shall not solicit any of P28’s employees, sales agents. or representatives for the purpose of being employed by or affiliated with Employee, or by any third party in which Employee or any of his family members is an owner, member, partner, employee, or other business affiliate.

26. Employee acknowledges that any breach of his obligations under this Agreement with respect to the proprietary rights, Confidential Information, non-compete, and non-solicitation will cause P28 irreparable injury for which there are inadequate remedies at law, and agrees that P28 shall be entitled to injunctive and other equitable relief in case of any such breach or attempted breach, and waives any requirement for the posting of any bond in connection with the obtaining of such relief. Employee shall be liable for all of P28’s court costs, reasonable attorney fees, and other expenses arising out of any legal action under this Agreement in the event that P28 prevails in such action.

27. Employee shall defend, indemnify, and hold harmless P28 for any negligent or intentional acts of Employee which cause damage to P28 or any third party, and for bodily injury or property damage as a result of Employee’s actions, including commercial loss of any kind. This paragraph shall not apply to errors and omissions in employment responsibilities but shall include acts of theft and dishonesty.

28. This Agreement shall be binding upon and inure to the benefit of P28, its subsidiaries, affiliates, successors, and assigns. This provision does not permit P28 to assign this Agreement to an entirely unrelated third party. Employee may not assign any rights or obligations under this Agreement.

29. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado, without giving effect to its conflicts of law provisions. The exclusive venue and forum for any disputes arising hereunder shall be the courts of competent jurisdiction sitting in Arapahoe County, Colorado and the parties hereto expressly consent to such jurisdiction.

30. This Agreement shall supersede any other prior agreement with respect to the subject matter hereof, whether oral or written. This Agreement may not be changed except in writing signed by both parties. The invalidity of any term or provision of this Agreement shall not invalidate or otherwise affect any other term or provision of this Agreement.

31. This Agreement may be executed in multiple counterparts, each of which shall be considered an original for any and all purposes and all of which together shall constitute one and the same instrument.

WHEREFORE, the Parties have executed this Agreement as of the Effective Date as evidenced by their signatures below.

Paragon 28, Inc.		Employee
Digitally signed by Albert
Albert DaCosta	DaCosta
Date: 2020.09.25 12:17:14 -06’00’
/s/ Stephen M. Deitsch
By: Albert DaCosta		Stephen M. Deitsch
President and Chief Executive Officer